Cornish & Carey Commercial
Newmark Knight Frank

Sublease

Sublandlord:	Investor Growth Capital, Inc., a Delaware corporation	**Subleased Premises:**	333 Middlefield Avenue Suite 110 Menlo Park, California 94025
Subtenant:	Finjan Holdings, Inc., a Delaware corporation	**Date:**	March 10, 2014

1. Parties:

This Sublease is made and entered into as of March 10, 2014, by and between Investor Growth Capital, Inc. ("Sublandlord"), and Finjan, Inc. ("Subtenant"), under the Master Lease dated August 17, 2005 and further amended on April 19, 2010 and April 10, 2012, between Bohannon Development Company, a California corporation ("Master Landlord"), as "Landlord", and Sublandlord, as "Tenant". A copy of the Master Lease is attached hereto as Exhibit "A" and incorporated herein by this reference.

2. Provisions Constituting Sublease:

2.1 This Sublease is subject to all of the terms and conditions of the Master Lease. Subtenant hereby assumes and agrees to perform all of the obligations of Sublandlord under the Master Lease to the extent said obligations apply to the Subleased Premises (as hereinafter defined) and Subtenant's use of the common areas, except as specifically set forth herein. Sublandlord does not assume the obligations of Master Landlord under the Master Lease, and Subtenant acknowledges that Sublandlord's obligation to perform services, provide utilities, make repairs and carry insurance shall be satisfied only to the extent that Master Landlord under the Master Lease satisfies those same obligations. With respect to the performance by Master Landlord of its obligations under the Master Lease, Sublandlord's sole obligation with respect thereto will be to request the same, on request in writing by Subtenant, and to use reasonable efforts to obtain the same from Master Landlord; provided, however, such efforts shall be at the cost of Subtenant and Sublandlord will have no obligation to institute legal action against Master Landlord. Subtenant shall not commit or permit to be committed on the Subleased Premises or on any other portion of the property and/or building of which the Subleased Premises are a part any act or omission which violates any term or condition of the Master Lease. Upon the failure of Subtenant to pay rent or comply with any other provisions of this Sublease or the occurrence of any other event which constitutes a default under this Sublease, Sublandlord shall be entitled to all the same rights and remedies against Subtenant on account of such default by Subtenant under this Sublease as are granted to Master Landlord in the Master Lease. In addition to, and not in limitation of, the indemnification obligations set forth in the Master Lease, Subtenant shall indemnify, defend and hold Sublandlord harmless from and against all liability, damages, claims, costs and expenses, including reasonable attorneys' fees incurred in connection therewith, arising out of Subtenant's default under this Sublease. Except to the extent waived or consented to in writing by the other party or parties hereto who are affected thereby, neither of the parties hereto will, by renegotiation of the Master Lease, assignment, subletting, default or any other voluntary action, avoid or seek to avoid the observance or performance of the terms to be observed or performed hereunder by such party but, will at all times, in good faith assist in

carrying out all the terms of this Sublease and in taking all such action as may be necessary or appropriate to protect the rights of the other party or parties hereto who are affected thereby against impairment. Nothing contained in this Section 2.1 or elsewhere in this Sublease shall prevent or prohibit Sublandlord (a) from exercising its right to terminate the Master Lease pursuant to the terms thereof or (b) from assigning its interest in this Sublease.

2.2 All of the terms and conditions contained in the Master Lease are incorporated herein, except as specifically provided below, and shall together with the terms and conditions specifically set forth in this Sublease constitute the complete terms and conditions of this Sublease. Every provision of the Master Lease binding or benefitting the landlord under the Master Lease, in respect of this Sublease, shall bind or benefit Sublandlord, and every provision of the Master Lease binding or benefitting the tenant under the Master Lease, in respect of this Sublease, shall bind or benefit Subtenant, in each case with the same force and effect as if those provisions were completely set forth in this Sublease and as if the word "Landlord" and "Tenant" or words of similar import, wherever the same appear in the Master Lease, were construed to mean, respectively "Sublandlord" and "Subtenant" in this Sublease, as if the word "Premises" or words of similar import, wherever the same appear in the Master Lease, were construed to mean the "Subleased Premises" in this Sublease, and as if the word "Lease", or words of similar import, wherever the same appear in the Master Lease, were construed to mean this Sublease. Notwithstanding the foregoing: (i) the following sections of the Master Lease are expressly not incorporated herein: Sections 1.1, 1.2, 1.3, 1.4, 1.5, 1.6, 2.1, 2.3, 2.4, and 2.7, Article 3, Sections 15.1, 19.3.B. 39.10, and 40.1 and Exhibit C; and (ii) any maintenance, repair, replacement or reconstruction obligations of "Landlord" under the Master, be they in the ordinary course or following a casualty or condemnation event, shall remain the obligation of Master Lessor.

2.3 Subtenant shall keep in force at all times throughout the Sublease Term, at Subtenant's expense, for the benefit of Sublandlord and Master Landlord, insurance as required under the Master Lease, with Sublandlord, Master Landlord and any other parties designated by Sublandlord or Master Landlord as additional insureds. With respect to the waiver of subrogation contained in the Master Lease, such waiver shall be deemed to be modified to constitute an agreement by and among Master Landlord, Sublandlord and Subtenant (and Master Landlord's consent to this Sublease shall be deemed to constitute its approval of this modification).

3. Subleased Premises:
Subject to obtaining the Master Landlord's Consent, Sublandlord leases to Subtenant and Subtenant leases from Sublandlord the Subleased Premises upon all of the terms, covenants and conditions contained in this Sublease. The Subleased Premises consist of approximately 2,613 rentable square feet, located at 333 Middlefield Avenue, Suite 110, Menlo Park, California 94025, County of San Mateo, as shown and described on Exhibit "B" attached hereto (the "Subleased Premises"). On the Commencement Date, Sublandlord shall deliver the Subleased Premises to Subtenant free and clear of

all subtenants and other occupants, and otherwise in vacant and broom clean condition, other than the FF&E (as hereinafter defined), which the parties agree shall be conveyed to Subtenant and remain in the Premises from and after the Commencement Date, and otherwise in good working order and repair including all electrical, plumbing, fire sprinkler, security, lighting, water, gas, and HVAC systems, doors, and all improvements existing in the Subleased Premises as of the Commencement Date. Sublandlord shall also remove all nails from the Subleased Premises walls, apply touch up paint as needed and steam clean the carpets. Subject to the foregoing, and subject to any pending previously requested repairs by Sublandlord to Master Landlord, Subtenant shall accept the Subleased Premises in their "as is" condition.

4. **Rent:**

4.1 Base Rent:

On the Commencement Date as defined in Section 7.1 of this Sublease, Subtenant shall pay to Sublandlord as Base Rent for the Subleased Premises the sum of Thirteen Thousand Seven Hundred Eighteen and 25/100 Dollars ($13,718.25), representing the second month's Base Rent (Base Rent for the first month of the Sublease Term having been abated). Thereafter, Base Rent shall be paid in accordance with the following schedule:

Months	*Base Rent per Month* (NNN)
01	$0.00
02-12	$13,718.25
13 – 24	$14,136.33
25 – 36	$14,554.41
37 – 44.5	$14,998.62

4.2 Additional Rent:

This is a NNN Sublease. Beginning with the second month of the Sublease Term, in addition to Base Rent, Subtenant shall pay to Sublandlord as Additional Rent ("Additional Rent") 100% of all Operating Expenses and other Additional Rent payable by Sublandlord under the Master Lease for the Subleased Premises and any other charges assessed against the Subleased Premises under the Master Lease or this Sublease. The Base Rent and Additional Rent may sometimes be referred to herein collectively as the "Rent."

4.3 Payment:

Subject to Section 4.1 above, rent shall be paid, without deductions, offset, prior notice or demand, in advance, on or before the first day of each month. If the commencement date or the termination date of the Sublease occurs on a date other than the first day or the last day, respectively, of a calendar month, then the Rent for such partial month shall be prorated according to the number of days in such month. Any such prorated Rent for the first calendar month shall be payable on the Commencement Date and any such prorated Rent for the last

calendar month shall be payable on the first day of the calendar month in which the Expiration Date occurs.

5. **Security Deposit:**

Subtenant shall deposit with Sublandlord upon Subtenant's execution hereof $14,998.62 ("Security Deposit") as security for Subtenant's faithful performance of Subtenant's obligations hereunder. If Subtenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of any rent or other charge in default, or for the payment of any other sum which Sublandlord incurs by reason of Subtenant's default, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby. If Sublandlord uses or applies all or any portion of the Security Deposit, Subtenant must within ten (10) days after written demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its full amount and Subtenant's failure to do so will be a material breach of this Sublease. Sublandlord shall not, unless otherwise required by law, be required to keep the Security Deposit separate from its general accounts, nor pay interest on the Security Deposit to Subtenant. If Subtenant performs all of Subtenant's obligations hereunder, the Security Deposit, or so much thereof as has not been used or applied by Sublandlord, will be returned to Subtenant (or at Sublandlord's option, to the last assignee, if any, of Subtenant's interest hereunder) at the expiration of the Sublease Term, and within thiry (30) days after Subtenant has vacated the Subleased Premises. Subtenant hereby waives (i) California Civil Code Section 1950.7 (or any successor law) and any and all other laws, rules and regulations applicable to security deposits in the commercial context ("Security Deposit Laws"), and (ii) any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding anything to the contrary contained herein, the Security Deposit may be retained and applied by Sublandlord (a) to offset Rent which is owed and unpaid by Subtenant either before or after termination of this Sublease, and (b) against other damages suffered by Sublandlord due to the acts or omissions of Subtenant or Subtenant's agents, employees, contractors, invitees or licensees before or after termination of this Sublease. No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Any deposit paid by Sublandlord under the Master Lease which may be returned by the Landlord will be the property of Sublandlord.

6. **Rights of Access and Use:**

6.1 Use:

Subtenant shall use the Subleased Premises only for those purposes permitted in the Master Lease.

6.2 Furniture, Fixtures & Equipment (FF&E):

Sublandlord hereby represents and warrants to Subtenant that Sublandlord owns each item outlined on Exhibit C attached hereto (the "FF&E") free and clear of any claims or liens. On the Commencement Date, Subtenant shall purchase the FF&E for the price of One Dollar ($1.00), and

the parties hereby agree to execute a bill of sale in a form mutually acceptable to Sublandlord and Subtenant to evidence conveyance of such FF&E.

7. Sublease Term:

7.1 Sublease Term:

The term of this Sublease (the "Sublease Term") shall be the period commencing on the later of (i) March 15, 2014, and (ii) the date on which Sublandlord delivers to Subtenant an executed copy of Master Landlord's consent to this Sublease and possession of the Subleased Premises in the condition required hereunder (the later of such dates, the "Commencement Date"), and continuing through November 30, 2017 (the "Expiration Date"). In no event shall the Sublease Term extend beyond the Term of the Master Lease, as amended on April 10, 2012.

7.2 Inability to Deliver Possession:

If Subtenant, with Sublandlord's and Master Landlord's consent, takes possession prior to the Commencement Date, Subtenant shall do so subject to all the covenants and conditions hereof and shall pay Rent for the period ending with the Commencement Date at the same rental as that prescribed for the second month of the term, prorated accordingly. In the event Sublandlord is unable to deliver possession of the Subleased Premises through no act of its own, Sublandlord shall not be liable for any damage caused thereby. Subtenant shall not be liable for Rent until the Commencement Date, but in accordance with Section 7.1 above, the term hereof shall not be extended beyond the Term of the Master Lease, as amended on April 10, 2012. In the event the Commencement Date does not occur on or before April 15, 2014, Subtenant, at Subtenant's option, may terminate this Sublease upon ten (10) days prior written notice to Sublandlord. Upon such termination, all prepaid rent and the Security Deposit shall be promptly returned to Subtenant.

8. Notices:

All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be given in the manner provided in the Master Lease at the addresses shown below.

Sublandlord's Address:	Investor Growth Capital, Inc. One Rockefeller Plaza Suite 2801 New York, NY 10020	Subtenant's Address:	Finjan Holdings, Inc. 333 Middlefield Road Suite 110 Menlo Park, CA 94025
Attention:	Michael Oporto	Attention:	Phil Hartstein
Phone Number	212-515-9043	Phone Number:	646.568.2091
Fax Number:	______________	Fax Number:	______________

9. Brokers:

The only Brokers involved in this Sublease are Cornish & Carey Commercial Newmark Knight Frank representing Sublandlord and Cassidy Turley represents Subtenant ("collectively Brokers"). Sublandlord agrees to pay all commissions due to Brokers pursuant to Sublandlord's separate agreement with such Brokers. Sublandlord and Subtenant agree to defend, indemnify and hold harmless the other party against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements, arising out of claims asserted by any broker other than the Brokers claiming to have represented such party in connection with this Sublease. For clarity, the foregoing agreement to defend, indemnify and hold harmless applies to the party, i.e., the Sublandlord or Subtenant against whom the claim by the broker is made. The provisions of this paragraph shall survive the expiration or earlier termination of the Sublease.

10. Compliance With Laws:

Subtenant shall be responsible for the installation and cost of any and all improvements, alterations or other work required to be performed on or to the Subleased Premises or to any other portion of the property and/or building of which the Subleased Premises are a part under applicable laws, including the Americans With Disabilities Act of 1990, as amended, which are required due to: (1) Subtenant's particular manner of use (other than ordinary office use) of the Subleased Premises or any portion thereof; (2) any modifications, alterations or improvements to the Subleased Premises made by or for Subtenant; or (3) the negligence of Subtenant, its employees or agents. Notwithstanding the foregoing, Subtenant shall have no obligation to make such improvements, alterations or other work to the extent the same are required due to conditions and requirements existing as of the Commencement Date. Compliance with the provisions of this Section 10 shall be a condition of Sublandlord granting its consent to any assignment or sublease of all or a portion of this Sublease and the Subleased Premises described in this Sublease.

11. Compliance With Nondiscrimination Regulations:

It is understood that it is illegal for Sublandlord to refuse to display or sublease the Subleased Premises or to assign, surrender or sell the Master Lease, to any person because of race, color, religion, national origin, sex, sexual orientation, marital status or disability.

12. Toxic Contamination Disclosure:

Sublandlord and Subtenant each acknowledge that they have been advised that numerous federal, state, and/or local laws, ordinances and regulations (Laws) affect the existence and removal, storage, disposal, leakage of and contamination by materials designated as hazardous or toxic (Toxics). Many materials, some utilized in everyday business activities and property maintenance, are designated as hazardous or toxic.

Some of the Laws require that Toxics be removed or cleaned up by landowners, future landowners or former landowners without regard to whether the party required to pay for "clean up" caused the contamination, owned the property at the time the contamination occurred or even knew about the contamination. Some items, such as asbestos or PCBs, which were legal when installed, now are classified as Toxics and are subject to removal requirements. Civil lawsuits for damages resulting from Toxics may be filed by third parties in certain circumstances.

Sublandlord and Subtenant each acknowledge that Broker has no specific expertise with respect to environmental assessment or physical condition of the Subleased Premises, including, but not limited to, matters relating to: (i) problems which may be posed by the presence or disposal of hazardous or toxic substances on or from the Subleased Premises, (ii) problems which may be posed by the Subleased Premises being within the Special Studies Zone as designated under the Alquist-Priolo Special Studies Zone Act (Earthquake Zones), Section 2621-2630, inclusive of California Public Resources Code, and (iii) problems which may be posed by the Subleased Premises being within a HUD Flood Zone as set forth in the U.S. Department of Housing and Urban Development "Special Flood Zone Area Maps," as applicable. Sublandlord and Subtenant each acknowledge that Broker has not made an independent investigation or determination of the physical or environmental condition of the Subleased Premises, including, but not limited to, the existence or nonexistence of any underground tanks, sumps, piping, toxic or hazardous substances on the Subleased Premises. Subtenant agrees that it will rely solely upon its own investigation and/or the investigation of professionals retained by it or Sublandlord, and neither Sublandlord nor Subtenant shall rely upon Broker to determine the physical and environmental condition of the Subleased Premises or to determine whether, to what extent or in what manner, such condition must be disclosed to potential subtenants, assignees, purchasers or other interested parties.

Sublandlord hereby represents and warrants that to the best of its knowledge, there are no Toxics on the Subleased Premises, and Sublandlord has not received any notice of violation by Sublandlord of any Law governing the storage, use, disposal or transportation of Toxics with respect to the Subleased Premises.

13. Parking and Signage.

During the Sublease Term, Subtenant shall have all parking and signage rights afforded to Sublandlord under the Master Lease; provided that the same shall be at Subtenant's sole cost and expense.

Sublease

In witness whereof, the undersigned Sublandlord and Subtenant have executed this Sublease as of the date first set forth above.

Sublandlord: Investor Growth Capital, Inc.,
a Delaware Corporation

By: Michael Vesst (signature) Date: 3/12/14

Subtenant: Finjan Holdings, Inc.,
a Delaware Corporation

By: Phil Hartstein (signature) Date: 3/11/14

By: Shimon Steinmetz (signature) Date: 3/11/14

NOTICE TO SUBLANDLORD AND SUBTENANT: CORNISH & CAREY COMMERCIAL NEWMARK KNIGHT FRANK, IS NOT AUTHORIZED TO GIVE LEGAL OR TAX ADVICE; NOTHING CONTAINED IN THIS SUBLEASE OR ANY DISCUSSIONS BETWEEN CORNISH & CAREY COMMERCIAL NEWMARK KNIGHT FRANK AND SUBLANDLORD AND SUBTENANT SHALL BE DEEMED TO BE A REPRESENTATION OR RECOMMENDATION BY CORNISH & CAREY COMMERCIAL NEWMARK KNIGHT FRANK, OR ITS AGENTS OR EMPLOYEES AS TO THE LEGAL EFFECT OR TAX CONSEQUENCES OF THIS DOCUMENT OR ANY TRANSACTION RELATING THERETO. ALL PARTIES ARE ENCOURAGED TO CONSULT WITH THEIR INDEPENDENT FINANCIAL CONSULTANTS AND/OR ATTORNEYS REGARDING THE TRANSACTION CONTEMPLATED BY THIS PROPOSAL.

Exhibit "A" Master Lease
Exhibit "B" Subleased Premises
Exhibit "C" Furniture, Fixtures & Equipment